Exhibit 5.1

[LETTERHEAD OF SHEARMAN & STERLING LLP]

November 6, 2009

(416) 360-8484

Barrick Gold Corporation

Brookfield Place, TD Canada Trust Tower

Suite 3700

161 Bay Street, P.O. Box 212

Toronto, Ontario M5J 2S1

Barrick (PD) Australia Finance Pty Ltd

Level 10 – 2 Mill Street

Perth, Western Australia

Australia 6000

Barrick (PD) Australia Finance Pty Ltd

Ladies and Gentlemen:

We have acted as United States counsel to Barrick Gold Corporation, an Ontario corporation (the “Parent”), and Barrick (PD) Australia Finance Pty Ltd, an Australian proprietary limited company (“BPDAF”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) of a combined registration statement on Form F-9 and Form F-4 (the “Registration Statement”) relating to the issuance of BPDAF’s 4.950% Notes due 2020 (the “New 2020 Notes”) and 5.950% Notes due 2039 (the “New 2039 Notes” and, together with the New 2020 Notes, the “New Notes”). Pursuant to the prospectus forming a part of the Registration Statement (the “Prospectus”), BPDAF is offering to exchange (the “Exchange Offer”) up to $400,000,000 aggregate principal amount of New 2020 Notes for a like amount of its outstanding unregistered 4.950% Notes due 2020 issued October 16, 2009 (the “Old 2020 Notes”) and up to $850,000,000 aggregate principal amount of New 2039 Notes for a like amount of its outstanding unregistered 5.950% Notes due 2039 issued October 16, 2009 (the “Old 2039 Notes” and, together with the Old 2020 Notes, the “Old Notes”). The New Notes will be guaranteed by the Parent pursuant to guarantees (each, a “Guarantee”) provided for in the Indenture (as defined herein). The New Notes and the Guarantees will be registered under the Act, as set forth in the Registration Statement and will be issued upon consummation of the Exchange Offer. The New Notes and the Guarantees are to be issued under an Indenture, dated as of October 16, 2009 (the

“Indenture”), between BPDAF, the Parent and The Bank of New York Mellon, as trustee (the “Trustee”).

In that connection, we have reviewed originals or copies of the following documents:

(a)	The Indenture.

(b)	A specimen of the New 2020 Notes, including the Guarantee endorsed thereon.

(c)	A specimen of the New 2039 Notes, including the Guarantee endorsed thereon.

The documents described in the foregoing clauses (a) through (c) are collectively referred to herein as the “Opinion Documents”.

We have also reviewed the following:

(a)	The Registration Statement.

(b)	The Prospectus.

(c)	Originals or copies of such other corporate records of BPDAF and the Parent, certificates of public officials and of officers of BPDAF and the Parent and agreements and other documents as we have deemed necessary as a basis for the opinion expressed below.

In our review of the Opinion Documents and other documents, we have assumed:

(a)	The genuineness of all signatures.

(b)	The authenticity of the originals of the documents submitted to us.

(c)	The conformity to authentic originals of any documents submitted to us as copies.

(d)	As to matters of fact, the truthfulness of the representations made in the Opinion Documents and in certificates of public officials and officers of BPDAF and the Parent.

(e)	That each of the Opinion Documents is the legal, valid and binding obligation of each party thereto, other than BPDAF and the Parent, enforceable against each such party in accordance with its terms.

(f)	That:

(i)	Each of BPDAF and the Parent is an entity duly organized and validly existing under the laws of the jurisdiction of its organization.

(ii)	Each of BPDAF and the Parent has power and authority (corporate or otherwise) to execute, deliver and perform, and has duly authorized, executed and delivered, the Opinion Documents to which it is a party

(iii)	The execution, delivery and performance by each of BPDAF and the Parent of the Opinion Documents to which it is a party have been duly authorized by all necessary action (corporate or otherwise) and do not:

(A)	contravene its certificate or articles of incorporation, bylaws or other organizational documents;

(B)	except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it; or

(B)	result in any conflict with or breach of any agreement or document binding on it of which any addressee hereof has knowledge, has received notice or has reason to know.

(iv)	Except with respect to Generally Applicable Law, no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or (to the extent the same is required under any agreement or document binding on it of which an addressee has knowledge, has received notice or has reason to know) any other third party is required for the due execution, delivery or performance by BPDAF or the Parent of any Opinion Document to which it is a party or, if any such authorization, approval, consent, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the law of the State of New York (including the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to BPDAF or the Parent, the Opinion Documents or the transactions governed by the Opinion Documents. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to BPDAF or the Parent, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Opinion Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth herein, we are of the opinion that:

1.	When the New Notes have been duly executed and delivered by BPDAF and authenticated by the Trustee in accordance with the terms of the Indenture and if and when issued upon consummation of the Exchange Offer as set forth in the Registration Statement, the New Notes will be the legal, valid and binding obligations of BPDAF, enforceable against the BPDAF in accordance with their terms and entitled to the benefits of the Indenture.

2.	When the Guarantees have been duly executed by the Parent, and when the New Notes have been authenticated by the Trustee in accordance with the terms of the Indenture and if and when the New Notes are issued upon consummation of the Exchange Offer as set forth in the Registration Statement, the Guarantees will be the legal, valid and binding obligations of the Parent, enforceable against the Parent in accordance with their terms.

Our opinions expressed above are subject to the following qualifications:

(a)	Our opinions are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers) and (ii) possible judicial action giving effect to foreign governmental actions or foreign laws affecting creditors’ rights.

(b)	Our opinions are also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c)	Our opinions are limited to Generally Applicable Law, and we do not express any opinion herein concerning any other law.

This opinion letter is rendered to you in connection with the Exchange Offer. This opinion letter may not be relied upon by you for any other purpose without our prior written consent.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP